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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1/Amendment No. 224 to Registration Statement Nos. 333-169687/811-08306 on Form N-4 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of First MetLife Investors Variable Annuity Account One, and our report dated April 14, 2010, relating to the financial statements of First MetLife Investors Insurance Company (the "Company") (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for income taxes as required by accounting guidance adopted on January 1,2007), both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/S/ DELOITTE & TOUCHE LLP

Tampa, Florida
December  21, 2010